Exhibit 99.3
Final Transcript

Thomson StreetEventsSM
Conference Call Transcript
ANF — Q2 2007 Abercrombie & Fitch Co. Earnings Conference Call
Event Date/Time: Aug. 22. 2007 / 4:30PM ET

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Final Transcript
Aug. 22. 2007 / 4:30PM ET, ANF — Q2 2007 Abercrombie & Fitch Co. Earnings Conference Call
CORPORATE PARTICIPANTS
Tom Lennox
Abercrombie & Fitch Co. — IR, Corporate Communications
Mike Kramer
Abercrombie & Fitch Co. — SVP, CFO
Mike Nuzzo
Abercrombie & Fitch Co. — VP Finance
CONFERENCE CALL PARTICIPANTS
Liz Dunn
Thomas Weisel Partners — Analyst
Lauren Levitan
Cowen & Co — Analyst
Jeff Klinefelter
Piper Jaffray — Analyst
Brian Tunick
JPMorgan — Analyst
Rob Wilson
Tiburon Research — Analyst
Randy Konik
Bear Stearns — Analyst
Adrienne Tennant
Friedman Billings Ramsey — Analyst
Mike Mager
Goldman Sachs — Analyst
John Morris
Wachovia — Analyst
Kimberly Greenberger
Citigroup — Analyst
Lorraine Maikis
Merrill Lynch — Analyst
Christine Chen
Needham & Company — Analyst
Barbara Wyckoff
Buckingham Research Group — Analyst
Paul Lejuez
Credit Suisse — Analyst
Robin Murchison
SunTrust Robinson Humphrey — Analyst
Janet Kloppenburg
JJK Research — Analyst
Josh Schwartz
Flatbush Watermill — Analyst
PRESENTATION

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Final Transcript
Aug. 22. 2007 / 4:30PM ET, ANF — Q2 2007 Abercrombie & Fitch Co. Earnings Conference Call

Operator
Good day, and welcome to the Abercrombie & Fitch second quarter earnings results conference call. Today’s conference is being recorded. (OPERATOR INSTRUCTIONS). We will open the call to your questions at the end of the presentation. We ask that you limit yourself to one question during the question and answer session. At this time, I would like to turn the conference over to Mr. Tom Lennox. Please go ahead.

Tom Lennox - Abercrombie & Fitch Co. — IR, Corporate Communications
Good afternoon and welcome to our second quarter conference call. After the the market closed, we publicly released a quarterly sales and earnings release, balance sheet, income statement and updated financial history. If you haven’t seen these materials, they are available on our website. This call is being taped and can be replayed by dialing 888-203-1112. You will need to reference the conference ID number 5786431. You may also access the replay through the internet at www.abercrombie.com. With me today are Mike Kramer, Chief Financial Officer, Mike Nuzzo, Vice President of Finance, and Brian Logan, the Company’s controller.
Today’s earnings call will be limited to one hour. After our prepared comments, we will be available to take your questions for as long as time permits. Please limit yourself to one question so that we can speak with as many callers as possible. Before we begin, I remind that you any forward-looking statements we may make today are subject to the Safe Harbor statement found in our SEC filings. Now to Mike Kramer.

Mike Kramer - Abercrombie & Fitch Co. — SVP, CFO
Good afternoon. We’re pleased to once again post record financial results. We delivered strong sales and earnings growth while enhancing our brand standards. We made excellent progress operationally by improving inventory levels, completing a major component of the refresh program for Abercrombie & Fitch mall-based stores, and by developing the international rollout of the Abercrombie & Fitch brand.
This quarter’s financial and operational results are strong, but it is the consistency of our business that underscores the high quality of our earnings. We have developed an organizational structure that thrives on and benefits from the sharing of information. We look at the business as a whole with one branding and operational philosophy. While our brands share attributes, each characteristic manifests itself uniquely in each brand. From the merchandising standpoint, this approach helps to us better translate trend, thus driving higher merchandising margins.
We also apply this philosophy to other major areas of the company. For instance, to become more skilled and efficient, we pull expertise and establish standards by discipline, and then apply these standards throughout the organization. Each standard is supported by a process that has been developed over time and is audited consistently. For example, brand standards are established at the home office by our merchant team who work in conjunction with areas including design and sourcing, processing are in place to ensure criteria are met, including high levels of quality, proper fabric, trim, and dye constraints and consistency of fit to name a few.
Each member of the team is trained and responsible for monitoring the process throughout production until received at the distribution center where it is inspected by quality assurance as a finished good before transported to the stores. Similar standards are applied to every area of the business. As a company, improving even the highest standard is what distinguishes our approach from the competition, and we’ll be critical to driving profitable growth as the business expands significantly over the next several years. This mindset has enabled us to operate at high productivity levels compared to other retailers, which supports high margins both domestically and internationally going forward.
In fact, we are pleased to have the opportunity to leverage our operational strategy by growing the business. In addition, to rollout of our international expansion, our fifth brand is in development phase set to be introduced by the end of fiscal 2007. Although I would not regard the Abercrombie & Fitch brand as mature, we are starting to reach domestic capacity of 400 stores. Regardless, five of our most recently launched A&F stores including the one on Fifth Avenue and those in Canada and London are among the most productive and profitable stores in our fleet. Each of these stores continues to generate substantial volume and four-wall profit. Compared to U.S. mall stores, this larger and more productive format is somewhat of a new model to us.
Once we adjusted to the new demands of running a high-volume store we were able to standardize our approach, resulting in a valuable and profitable model. Based on this success as well as on our receipts from our web business, we are now ready to expand throughout Europe and Japan. We are aggressively looking for real estate in Italy, France, Germany, Spain, Denmark, and Sweden, with plans to identify additional key locations in the United Kingdom. As you may have seen, we recently secured space in the Ginza district of Tokyo. We are focusing our international rollout in heavily trafficked cities to enable us to generate strong returns with fewer stores.

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Final Transcript
Aug. 22. 2007 / 4:30PM ET, ANF — Q2 2007 Abercrombie & Fitch Co. Earnings Conference Call
We are also very excited because we believe the flagship format provides us with an opportunity to generate strong returns on invested capital with Hollister as well. We are currently in the design phase with plans to open a Hollister flagship domestically. International rollout will follow. We have secured excellent locations for RUEHL openings this year at Natick Mall, Annapolis, and Washington Square in Oregon. We are planning to open two kids stores in Toronto in 2008.
Now I would like to update you on our IT initiatives, all of which remain on track. In the second quarter we completed rollout of the store replenishment system. This system not only provides significant process efficiencies for store associates, but the handheld scanner minimizes in-store out of stocks. This allows for more immediate and accurate merchandising restocking. We recently implemented our SKU level planning solution which supports merchandise planning at a more granular level. By year end, we plan to put into operation a new business intelligence system, which will consolidate all company data and reporting on to one platform, allowing more comprehensive analysis by providing as we call it, one version of the truth.
We plan to be online with the visual merchandising system by mid-year 2008 as well. This system automates the visual floor set process by creating personalized documentation for all stores that are tied to a master floor set. This process ensures high floor set integrity, managed and approved centrally, while being able to provide the stores with their adapted layout of the floor set. Finally, the initial phase of the retail merchandising system is planned to go live in early 2008. With the last phase implemented over the following year. This system serves as a foundation of our application portfolio with initial focus on compiling all foundational data to improve purchase order management and the integrity of associated data.
There is no doubt that we have huge opportunities ahead of us to generate strong returns on invested capital. In addition to our plans for domestic and international growth, we are making operational improvements. We are becoming more efficient and therefore able to work smarter. We are applying high standards across the business, resulting in an organization that performs consistently well from both financial results and brand standards perspectives. This approach reflects our goal to share information based on experience to leverage the major areas of our company. Not only does this lead to increased efficiencies, but running several businesses under one brand philosophy generates both diversification and consistency of results, which we believe is truly what differentiates our company.
Going forward, we will continue to raise the bar by improving our standards and positioning the Company for its continued leadership position. Now Mike Nuzzo will discuss the financial results.

Mike Nuzzo - Abercrombie & Fitch Co. — VP Finance
Thanks, Mike. Good afternoon.
Second quarter net sales for the 13 weeks ended August 4, 2007, increased 22% to $804.5 million from $658.7 million for the 13 weeks ended July 29, 2006. Second quarter direct to consumer net sales increased 66% to $45.6 million for the 13-week period ending August 4, 2007, compared to the 13-week period ending July 29, 2006. Total company comparable store sales declined 2% for the 13 weeks ended August 4, 2007, compared to the 13 weeks ended August 5, 2006. Second quarter gross profit rate was 68.8%, down 30 basis points compared to last year. The decrease in rate was due to a higher markdown rate partially offset by improved initial markup versus last year. This gross margin result is consistent with a strong fashion tops business which contributes to both a higher overall IMU and a higher overall markdown level. We ended the second quarter with inventories down 12% per square foot at cost versus last year. This result is attributed to lower levels of basic inventory and having lower spring merchandise carry over on a square foot basis versus last year.
Going forward, third quarter inventory per square foot at cost relative to last year is expected to decrease at an equal or slightly greater level than in Q2. This expected result should also reflect a continued reduction in basic inventory levels. As we implement our supply chain technology solutions in merchandise planning and allocation, we seek to optimized the relationship between inventory levels and our sales expectations. Stores and distribution expense for the quarter as a percentage of sales increased 50 basis points to 41.6% versus 41.1% last year. The increase in rate is attributed to increased direct to consumer expenses resulting from robust e-com sales growth and increased store related expenses including supplies and maintenance. We also continued to tightly manage store payroll hours to match sales trends, while absorbing the added expense of minimum wage and management salary increases. Our distribution center UPH increased 14% in the quarter, reflecting greater efficiencies in the operation of our second DC.
For the second quarter, marketing, general, and administrative expenses decreased 80 basis points as a percentage of sales from 13.0% to 12.2%. The reduction in rate versus last year resulted primarily from a decline in legal, travel, sample, and in-store marketing expenses, which were

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Final Transcript
Aug. 22. 2007 / 4:30PM ET, ANF — Q2 2007 Abercrombie & Fitch Co. Earnings Conference Call
partially offset by increased home office payroll as a percentage of sales. Incorporating the resource demands of product development and new concept rollout efforts, we expect MG&A expense of around $105 million per quarter for fall 2007. For the second quarter, operating income increased 21% to $124.1 million compared to $102.4 million last year. The effective tax rate for the second quarter was 36.6% compared to 37.5% for the 2006 comparable period. The reduction in rate versus the prior period primarily reflects the favorable settlement of a state tax audit.
Net income for the second quarter increased 24% to $81.3 million versus $65.7 million last year. Second quarter net income per diluted share increased 22% to $0.88 versus $0.72 during the same period in 2006. In fiscal 2007, square footage is expected to grow by approximately 10%, slightly lower than the 11 to 12% previously estimated. The change is primarily the result of the shift of Hollister and ANF new store openings originally scheduled in January to the beginning of February 2008. We also look forward to introducing our fifth concept with the opening of four stores in January.
For fiscal 2007, our planned capital expenditures will be between $395 million, and $405 million with approximately $220 million of this amount allocated to new store construction and store remodels. Approximately $60 million is allocated to allocated refresh improvements and other brand enhancing investments planned for existing stores, with the balance related to home office, information technology, and direct to consumer infrastructure investments. For the second half of fiscal 2007, net income per diluted share is expected to be in the range of $3.63 to $3.67. Based upon this guidance, full year fiscal 2007 net income per diluted share is expected to be in the range of $5.16 to $5.20. The low end of this guidance reflects a flat comparable store sale scenario for the second half of fiscal 2007.
Please note fourth quarter fiscal 2006 results included incremental net income per diluted share of $0.06, resulting from an extra selling week in the fiscal 2006 retail calendar, and $0.07 resulting from the favorable settlement of tax audits. As Mike Kramer discussed, we’re excited about the ongoing high levels of sales productivity, international growth prospects, new concept development, internal operating improvements, and disciplined financial management of the business. The combination of all of these factors provides us with a substantial ongoing advantage in delivering consistent earnings growth regardless of the retail environment. Now I would like it turn it back over to Mike Kramer before we take questions. Thank you.

Mike Kramer - Abercrombie & Fitch Co. — SVP, CFO
Thanks, Mike. As you may have noticed, Mike Jeffries is not participating on the call and will not participate in the foreseeable future. As our company continues to grow, the demands on Mike Jeffries, our CEO, become more and more increasing. With the two growth initiatives at EF, Concept 5 and our international expansion, we believe Mike’s time is better searched focusing on those areas. This does not mean you won’t be hearing from Mike Jeffries. In the future as analysts, investors, potential investors, come on campus to see our brands, see our culture, at that time allowing, depending on his schedule as his schedule allows, we will have one one time and/or group on one time. Thanks. Now to questions.
QUESTION AND ANSWER

Operator
(OPERATOR INSTRUCTIONS). As a reminder, please limit yourself to one question. We’ll take our first one from Liz Dunn with Thomas Weisel.

Liz Dunn - Thomas Weisel Partners — Analyst
Good afternoon. Congratulations on a great quarter.

Mike Kramer - Abercrombie & Fitch Co. — SVP, CFO
Thanks, Liz.

Liz Dunn - Thomas Weisel Partners — Analyst

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Final Transcript
Aug. 22. 2007 / 4:30PM ET, ANF — Q2 2007 Abercrombie & Fitch Co. Earnings Conference Call
You took down store growth for every concept by my count about 23 stores or about 2 points out of your growth. I am wondering if, from the prepared comments, it appears that you’re favoring quality over quantity in terms of where you’re opening real estate. I guess a two-part question. First. How much did this reduction in store count take out of your internal models for the year, and, second related question, I think or second related question is I think that some in the investment community believe that there are concerns about real estate availability. Could you just address that because it sounds like that’s not what you’re saying here? Thanks.

Mike Nuzzo - Abercrombie & Fitch Co. — VP Finance
Liz, this is Mike Nuzzo. I can start on that answer. First of all, there is no concerns about real estate availability for us for the current plans for the year. What I would really like to focus on is that change in the square footage from 11 to 12% to 10% growth. Really the — as I mentioned in the script, that is caused by the focus on having those January stores open in the most perfect condition, both from an operations standpoint and from a merchandise standpoint. The second issue is obviously with the introduction of our fifth concept, we’re focusing a lot of resource attention on those store openings, so we felt that it was prudent to move those openings which really represent about 10 stores, from the January time frame into the beginning of February. It does not materially affect our sales projections at all, and does not affect our guidance. Mike, do you want to add to that?

Mike Kramer - Abercrombie & Fitch Co. — SVP, CFO
Yes. I agree with your quality over quantity comment. Let me talk a little bit about real estate availability. There is absolutely no concern with regards to real estate availability both on the international standpoint as well as the domestic standpoint. In fact, the majority of our 2008 anticipated store openings are already locked and loaded. Again, this movement is just exactly as Mike Nuzzo laid it out. We’re very excited about our real estate opportunities, both on the domestic and international front.

Operator
Thank you. We’ll go next to Lauren Levitan with Cowen & Co.

Lauren Levitan - Cowen & Co — Analyst
Thanks. Good afternoon. Mike, you spent a lot of time talking about how some of the initiatives would contribute to positive returns on invested capital. I am curious if you would be willing to share any targets you might have for ROIC, and then, related to that, with the lower inventory levels, even the past giving us a sense of weeks of supply targets that you run the business off of, should we assume that the lower basic inventories will lead to different weeks of supply targets, and then lastly, related to metrics, would you ever consider eliminating the reporting of same-store sales on a monthly basis? Thanks.

Mike Kramer - Abercrombie & Fitch Co. — SVP, CFO
With regards to — let me see if I can catch all of that, it was a pretty long question, Lauren, In terms of our initiatives, no, I’m not going to talk about a specific return on investment with regards to these. You’re starting to see some of the return, you will continue to see the return, we monitor that very closely on a pre and post basis. In terms of inventory optimization, as we’ve said, Mike and I have talked over the six to nine months in terms of a lot of initiatives related to our supply chain. With that comes more of an optimization on inventory. So we’re very excited about the movement in which we’re focused on in that arena. In terms of same-store sales, as of this point in time, we’re continuing to talk about same-store sales on a monthly basis. We will let you know as we change our mind.

Operator
Thank you. We’ll go next to Jeff Klinefelter with Piper Jaffray.

Jeff Klinefelter - Piper Jaffray — Analyst

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Final Transcript
Aug. 22. 2007 / 4:30PM ET, ANF — Q2 2007 Abercrombie & Fitch Co. Earnings Conference Call
Hey, guys, just a couple quick questions. One on the international markets. Mike, could you talk a little bit more about the lead time for opening these stores? We know you have an aggressive plan now in front of you, but in terms of thinking about timing and how these sequence in over the next few years, what is a lead time for a store opening there versus in this market? Is it going to continue to be only flagships or is there an opportunity to do a little more hub-and-spoke in some of these major markets, and then lastly would be on Hollister, how are you researching international demand or brand kind of relevance on the Hollister brand?

Mike Kramer - Abercrombie & Fitch Co. — SVP, CFO
In terms of the lead time internationally, yes, the lead time with regards to our store development internationally will exceed that here domestically. Largely due to the state of the real estate, the brick and mortar available there, not to mention the fact that with regards to flagships and the uniqueness with regards to the flagships, more of Michael Jeffries’ time is involved. In terms of specific timing, I don’t really want to go into that. I will leave it at that in terms of it is a longer lead time. However, I will tell you that I am surprised that there are some lead times that are pretty consistent with domestic.
Keep in mind also that Europe is embracing mall-based retailing, and that’s going to increase, so we don’t see any difference in terms of lead time with regards to that. In terms of Abercrombie & Fitch brand, we’ve been very clear about our initiative in terms of the international aspect being more what I call high profile, not necessarily flagship in size but high profile meaning very high profile locations, street locations, not mall-based. In terms of the Hollister brand, we will look at that in terms of a hub-and-spoke mentality. We’re very excited about the Hollister brand. I will let Mike speak to Hollister as well.

Mike Nuzzo - Abercrombie & Fitch Co. — VP Finance
Jeff, it is pretty similar to the way we approached Abercrombie & Fitch international expansion, looking at DTC trends, looking at our performance in Canada, obviously feedback from our brand protection folks, but also we have a number of what we call tourist stores that now, those areas have Hollister stores as well, and we get a read from those locations about the potential business for Hollister internationally, so we’re obviously very excited about that on par with Abercrombie & Fitch expansion.

Mike Kramer - Abercrombie & Fitch Co. — SVP, CFO
Interestingly enough, the international locations that we have put in Abercrombie & Fitch brick and mortar, we’ve seen sizable increases on the Hollister side of direct to consumer as well compared to the rest of the community.

Operator
We’ll go next to Brian Tunick with JPMorgan.

Brian Tunick - JPMorgan — Analyst
Hey, guys. My first housekeeping question I guess on the other income line, can you just remind us what’s in other operating income and how we should think about modeling that and then my question really is on RUEHL’S. Can you maybe comment is there any change in how you’re thinking about the dilution to 2007 earnings and any early reads of RUEHL’S new store format and how you think about rolling that forward?

Mike Kramer - Abercrombie & Fitch Co. — SVP, CFO
Do you want to take the other end and I will take that?

Mike Nuzzo - Abercrombie & Fitch Co. — VP Finance
Other income is primarily from the aging of gift cards that we take into income on a pretty systematic basis. As far as modeling go-forward, I think it would be easy to look at last year for Q3 and Q4 and use that as a basis for modeling other income for 2007. Did you want to take the RUEHL’S?

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Final Transcript
Aug. 22. 2007 / 4:30PM ET, ANF — Q2 2007 Abercrombie & Fitch Co. Earnings Conference Call

Mike Kramer - Abercrombie & Fitch Co. — SVP, CFO
Yes. You can add on. In terms of RUEHL, guys, this consistently comes up. We’re very, very excited about this brand. We continue to see profitability in Q4 of this year and obviously the dilution impact to our profit this year will be much legs than it was last year. We’re not going to quantify that amount. We’re very excited about it. We’re getting to a scale of stores to where gross margin is not an issue, and parity will be consistent with our other brands, and we have done some strong legwork with regards to expense structure and the cost reengineering as well as quite frankly the new store format.
The issue right now is in terms of store productivity on a top line basis, but we’re seeing continued momentum there. We’re very excited about it. We believe there is a niche in the age group of 22 plus for casual sportswear, and we’re very excited about it, particularly some of our most recent stores. We actually have some very good sites coming up in fall with regards to the smaller footprint, Natick Mall, Annapolis, Washington Square, Burlington Mall, so we’re very excited about it, and I hope you stop by and see the store.

Operator
Thank you. We’ll go next to Rob Wilson with Tiburon Research.

Rob Wilson - Tiburon Research — Analyst
Thank you. Could you remind us the start-up costs for Concept 5? I believe previously you said 12 to $15 million this year. Is that still an accurate number, and also what is the share count that is implicit in your back half guidance, diluted share count? Thank you.

Mike Kramer - Abercrombie & Fitch Co. — SVP, CFO
Rob, as far as Concept 5, we did give guidance that it would be 12 to $15 million for 2007. The first two quarters of the year we spent roughly $3 million each, so we’re looking at about $9 million in home office expense for the balance of the year, and I want to say, specifically that is home office expense. When we get to close to the opening of those stores, there likely will be some start-up costs. I don’t expect it to be in excess of a million dollars, but there will be some additional start-up costs as we get to the time of opening. And then as far as share count, we don’t give guidance on share count going forward. I think that you can — what we can say is that any potential purchases of stock are embedded in our guidance.

Operator
We’ll go next to Randy Konik with Bear Stearns.

Randy Konik - Bear Stearns — Analyst
Can you talk a little bit about the Japan flagship hitting in ‘09? We saw a lot of costs in first quarter ‘07 for London. Would we expect as much pre opening costs for Japan and when can we expect that to hit, and are you seeing costs hitting the system for some of your systems improvements and before implementation and when should we start to see those costs being levered in early ‘08 and mid-’08, et cetera?

Mike Kramer - Abercrombie & Fitch Co. — SVP, CFO
Yes. This is Mike Kramer. You can continue to see start-up costs related to Tokyo whenever it opens. We haven’t really indicated exactly when that store is going to be open for you to build that into your model. Safe to say it won’t be 2009. I would say the amount would probably be roughly the same as you saw with regards to London. In terms of cost of systems before implementation, that’s already been embedded in and continues to be embedded in our increased investment in terms of IT. I am not going to go into specifics by initiative by initiative to tell you when you will start receiving the benefit.

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Final Transcript
Aug. 22. 2007 / 4:30PM ET, ANF — Q2 2007 Abercrombie & Fitch Co. Earnings Conference Call
What we have told and you at length in terms of the beginning of the call is when you might see these actually rolled out, and you should see — you’re starting to see some efficiencies built into our system. Guys, hopefully I am not calling with that and you looked at this, bit in terms of our ability to grow EPS at the same rate that we did top line, with a negative to comp for the quarter, there is some leverage happening on a negative comp basis. Where are we getting that? We’re getting that through optimization in our systems as well as other optimizations in terms of our P&L, so you’re starting to see it. You’re going to see a little bit more as time goes on. I think at an increasing rate, but we don’t want to get into specifics.

Operator
Thank you, we’ll take our next question from Adrienne Tennant with Friedman Billings Ramsey.

Adrienne Tennant - Friedman Billings Ramsey — Analyst
Good afternoon. Just wanted to talk about the repurchase activity in the quarter and how we should think about that going into the back half. I think you still have about 4.7 million shares outstanding on that, and then just secondly, when you go into these international markets, what type of market research are you doing kind of design changes or sizing changes for the different tastes and the body types?

Mike Nuzzo - Abercrombie & Fitch Co. — VP Finance
Repurchase activity go forward. I can tell you that we do intent to get into the market and repurchase shares in Q3. We will not obviously give you color on how much, but I can tell you that our earnings guidance does reflect that. Do you want to take the international?

Mike Kramer - Abercrombie & Fitch Co. — SVP, CFO
Yes. We’ve said many a time our brand is global in terms of how we’re treating it and the roll out. There will be no difference in terms of our product assortment and our stores in Japan as they are here in the United States. However, allocation and/or replenishment is done based on sales, so just by sheer nature of that, depending on the SKU with regards to sizing will fall out within that process. And in anticipation of new stores and normally, particularly in new markets, we will start with a higher week of sales so that we anticipate not losing any sales based on differences in size selling.

Operator
We’ll take our next question from Margaret Mager with Goldman Sachs.

Mike Mager - Goldman Sachs — Analyst
Hi, how are you, Mike and Mike and tell the other Mike we’re sorry he is not going to be with us any more.

Mike Kramer - Abercrombie & Fitch Co. — SVP, CFO
We will.

Mike Mager - Goldman Sachs — Analyst
Can you talk about bottoms in denim and what’s happening on that front in terms of business drivers and how you’re thinking about that, and then just curious, on your run through on your expenses which you did a great job managing overall, I am just curious, what is the increase in home office payroll? What is that attributed to? Thank you.

Mike Nuzzo - Abercrombie & Fitch Co. — VP Finance

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Final Transcript
Aug. 22. 2007 / 4:30PM ET, ANF — Q2 2007 Abercrombie & Fitch Co. Earnings Conference Call
Margaret, what I can tell you about the bottoms business for the quarter and this should come as no surprise, we’ve been talking about it, the shorts business was very strong for the quarter, and I can also tell you that the trend in denim improved over the course of the quarter. What that means go forward, we really can’t comment on. Again, overlaying that, our tops business has continued to be very strong across all categories, fashion, knits, fleece, just continue to be very strong. I don’t want to get into commenting about the back half of the business.

Mike Kramer - Abercrombie & Fitch Co. — SVP, CFO
Yes, in terms of the expenses, what increase in home office and payroll, a large portion of that is our investment in Concept 5, and there are obviously other strategic initiatives such as IT and so forth we have invest in as well. Keep in mind it is at a lower rate than it has been historically.
Let me tack onto the conversation, let’s talk theoretically about the business. In terms of Mike Jeffries is very, very clear about the fact that we are building a consistent long-term business without losing focus of short-term, but our focus is long-term, and we’re not like any of the other retailers out there. We are building a business for long-term growth. What I can tell you in terms of we’re not going to talk about future trends, anything outside of the period that we’re reporting on. We tried to not do so in the past, and we will continue to not do so.
We believe that the investor should be looking at certain things like who is the best at determining trend, who is the best potentially sometimes at dictating trend, and who is the best if you miss trend in terms of reacting and responding, and we believe the answer to that question is us. We’re a very solid player in terms of the product and meeting trends, and we’re a very solid player in terms of our management team. We have the best CEO in the business. We have a strong operational team. We have a strong balance sheet, and we have lots of growth initiatives. Need I say more?
It is not about whether we miss lace or hit plaid on shorts. It is really about our long-term ability to wanted our customer and trends.

Operator
Next we’ll go to John Morris with Wachovia.

John Morris - Wachovia — Analyst
Thanks. Question about third quarter, Mike Kramer I guess. Some of the companies we’re talking to have are indicating there is a fairly significant calendar shift effect to the 52, 53-week, and understand you give us guidance according to season, do you see the same kind of shift out of Q3 and into Q2, and do you care to quantify that or give us some kind of color on it so it will help us model accordingly?

Mike Kramer - Abercrombie & Fitch Co. — SVP, CFO
Well, the color I will start off with this, I’m Mike Kramer, and Mike Nuzzo can add to it, but I think we’ve done a pretty good job of really clarifying, some of the shifts with regard to what we posted in July, and had the sales or the tax shift not occur what our likes would have been, so you could — I will let you do the calculation, and build that in, and in terms of any other shifts, we’ve obviously built that into our guidance on the back half of the year. Now, the one thing I want to point out, which again I don’t know that I need to point it out, I am assuming you are smart enough to calculate this, but with regards to the entire spring season, we grew our EPS 15% and compare that with what we’re guiding to on the back half of the year with our EPS guidance, it is roughly 11 to 12% face value, but if you exclude the 53rd week, as well as the tax rate, and I am not going to talk about the salaries, because salaries have been in there both spring and fall, that gets us to about a 16 to 17% growth, so we’re guiding to a higher growth in the back half of the year than we did the first half of the year. Mike?

Mike Nuzzo - Abercrombie & Fitch Co. — VP Finance
Nothing to add.

Operator

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Final Transcript
Aug. 22. 2007 / 4:30PM ET, ANF — Q2 2007 Abercrombie & Fitch Co. Earnings Conference Call
We’ll go next to Kimberly Greenberger with Citigroup.

Kimberly Greenberger - Citigroup — Analyst
Great. Thank you. Good afternoon.

Mike Kramer - Abercrombie & Fitch Co. — SVP, CFO
Hi, Kimberly.

Kimberly Greenberger - Citigroup — Analyst
Mike, your commentary earlier about the strive for constant improvement was really helpful, and I am just wondering if you can talk about process, procedures, standards, and what areas of the company do you feel most advanced in terms of that constant drive for improvement, and where do you see the most opportunity going forward?

Mike Kramer - Abercrombie & Fitch Co. — SVP, CFO
Well, I can honestly tell you that the strive for improvement is pretty evident throughout the Company. Obviously we have some of the areas that I think are doing better in that arena and some that aren’t, and I think you can tell by where we’re putting our initiatives, you can tell where we think is the weakest link, but we’re making great strides with regards to that. Now, I have said publicly before, I have a CEO that’s right brain/left brain, and his focus and his constant pressure is setting standards, raising the bar, setting processes in place to making sure we’re meeting our standards and also auditing them, and why is this so important?
It is so important because, guys, we’re almost at a run rate of a $4 billion company, and these processes are so important for us to maintain as we grow to $6 billion, to $7 billion, they become more and more important as the business grows and you lose a little bit more touch to the front line. That’s just inevitable. There are a lot of retailers out there today that are in the ditch on the road to success that they didn’t focus on the processes, and this is something that Mike Jeffries talks about every Monday, and we’re focused on it. I know I answered your question more of a general terms but I think you can really tell where we’re focused on in terms of where we’re talking about our initiatives going.

Mike Nuzzo - Abercrombie & Fitch Co. — VP Finance
And I would add to that I think part of the benefit we’re going to get through our investment in technology is a very key piece of this whole puzzle which is audit, and I think that the reporting that we’re starting to see and starting to get over the reporting that we used to get is starting to pay dividend says. I think the ability for people to look at summary information, dashboards, I think has really helped with our business decision making, and I think that you can come up with a process, feel good about, it but you sometimes get to the point where you just assume that it is working correctly, and the audit piece of it I think is going to be a real distinguishing aspect as we go forward over the next couple of years.

Operator
Next we’ll go to Lorraine Maikis with Merrill Lynch.

Lorraine Maikis - Merrill Lynch — Analyst
Thank you. Good afternoon. Progress on inventory was pretty striking this quarter. Can you speak a little bit about how exactly did you it and how the new systems will help you make further gains and then how much free cash flow do you plan to generate for the year?

Mike Nuzzo - Abercrombie & Fitch Co. — VP Finance

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Final Transcript
Aug. 22. 2007 / 4:30PM ET, ANF — Q2 2007 Abercrombie & Fitch Co. Earnings Conference Call
Lorraine, on the inventory side, we have been driving the inventory performance in the basic categories for some time now, and that, combined with some real strategic work on spring in managing the triggers and the receipts at the end of the season, and really just focusing on coming out of spring as clean as possible, but also really setting the stage for planning inventory flows for the back half of the year and then into spring, spring ‘08. We feel like the technology enhancements to the planning system are still yet to reap all of the benefits that I think we’re going to see because we’re — we’ve worked so hard at a macro level that the benefit of the technology is going to be at the micro level at planning individual key items and ensuring that the inventory that we buy into is right for the sales plan for each of those key items, so we’re obviously thrilled about the progress we’ve made, but I guess what I am trying to say is that we’re really only just starting to as I said, tie the inventory buys more to where we think the sales are going to go, so we’re obviously very happy about that.

Mike Kramer - Abercrombie & Fitch Co. — SVP, CFO
In terms of the free cash flow for the balance of the year, my answer to that is lots. Next question.

Operator
We’ll go to Christine Chen with Needham & Company.

Christine Chen - Needham & Company — Analyst
Thank you. Wanted to ask about RUEHL just as a follow-up. You said it is really targeting 22 and up. What sort of is the average sweet spot age there you’re seeing shopping in the stores, and the malls where RUEHL opens up, have you seen any impact at all on the core Abercrombie & Fitch stores and D&A and CapEx since I think I missed it? Thank you.

Mike Kramer - Abercrombie & Fitch Co. — SVP, CFO
Well, more the most part with regards it RUEHL and the customer base we’re targeting, we feel strongly that the shopper that we’re seeing represents a wide range of ages, but it is really more centrally targeted on our target age group. As far as any sort of cannibalization on Abercrombie & Fitch stores in the same malls, we have not seen it. Again, it speaks to the fact that we feel like the customer age range is consistent with what we originally planned it to be, so I think we have not seen any issues there.

Operator
Thank you. We’ll go next to Barbara Wyckoff with Buckingham Research Group.

Barbara Wyckoff - Buckingham Research Group — Analyst
Hi, everyone. Good job, good job. Question. The new replenishment system you talked about, Mike, what is the [continue versus] the prior system?

Mike Kramer - Abercrombie & Fitch Co. — SVP, CFO
Keep in mind that over the last year we had implemented a manual replenishment system where there was a paper printed out every so often, and albeit we made great strides in terms of productivity but like what we’re trying to drive throughout the organization is, you know, always raising the bar as we brought in IT and made this electronic to where you can actually have realtime information at any point in time, and it has been very successful for us, particularly in our large volume stores because it really is realtime. They have handheld devices that enable them — enable them to review what was sold since we last replenished the floor floor and be able to get it out on a very timely basis.

Operator
Next we’ll go to Paul Lejuez with Credit Suisse.

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Final Transcript
Aug. 22. 2007 / 4:30PM ET, ANF — Q2 2007 Abercrombie & Fitch Co. Earnings Conference Call

Paul Lejuez - Credit Suisse — Analyst
Thanks, guys. Can you quantify the impact of having that extra week in August versus losing one in May? I don’t know if you do that in terms of basis points on operating margin or pennies per share. That’s one. Second, with the low end of your guidance reflecting a flat comp, I am wondering what you’re seeing in the business that justifies planning for flat, just given that you haven’t seen that in a couple quarters? Thanks.

Mike Nuzzo - Abercrombie & Fitch Co. — VP Finance
I can answer. I can answer that by saying that again this is similar to an earlier question that was asked. We’re not going to get into trying to quantify the calendar shift that occurred, not the tax free shift. We’re going to assume that you guys seen the 22% increase in sales for the quarter on a negative to comp is not what the go-forward relationship would be, but you guys can do the calculation on that. As far as your point about not building the guidance on a flat comp and not having performed to a flat comp, I think the only thing I can say is what we disclosed in July which was, if you exclude the tax free holiday shifts, the business was running up 2, so that’s a point of data for you, but as far as the guidance, we have gotten into, I think a good, consistent, message by setting the guidance to a flat comp and then obviously just working through it as we get into the season.

Mike Kramer - Abercrombie & Fitch Co. — SVP, CFO
Paul, this is Mike Kramer. The only thing I would add to that is historically we’re a very conservative company, and we feel really good about our guidance, and we believe it is conservative. We aim to beat it as we always do.

Operator
Next we’ll go to Robin Murchison with SunTrust Robinson Humphrey.

Robin Murchison - SunTrust Robinson Humphrey — Analyst
Thanks. Most of my questions have been answered, but I do wanted to ask you just a little bit in terms of your relationships with your overseas suppliers, you know, article in the Journal today that mentions you guys with one supplier which is not terribly consequential to you at this point or anything, but is everything fairly stable? How do you feel about the relationship overseas and in pricing opportunities overseas? Thanks.

Tom Lennox - Abercrombie & Fitch Co. — IR, Corporate Communications
Robin, Tom Lennox. The interesting thing, the Journal article today that ran was actually from a vendor of a vendor of ours, so they were once removed, so obviously as you said, it is very small exposure there. As far as what’s going on in the greater landscape for relationships with vendor and pricing, I think that you would see in our most recent quarter that actually we secured IMU benefit. There is a lot of chatter about what’s happening on a go-forward basis as far as inflation is concerned. I think it is difficult to understand. We have a very good handle on that. We have great relationships with our factories. We’re in probably north of 35 different countries and hundreds of factories, so I think that we have proven over the last — I will say ten years at this point because Diane Shank continues to head up the sourcing area here, that not only do we have good relationships, but we secure the highest level of quality for the best price, and we hope to continue to be able to do that.

Mike Kramer - Abercrombie & Fitch Co. — SVP, CFO
Yes. This is Mike Kramer. I will add to that. We have one of the best supply sourcing leaders in the business, and she maintains a great relationship throughout those 35 countries, we’re in lock step with, you have seen a lot of stuff in the press press in terms of stuff coming out of China that is bad or you also heard about the earthquake in Peru, and we actually have manufacturing in Peru. In conversations with Diane we are seeing no inflationary impact, and none of the things you heard in the press release recently impacted our supply chain.

Operator

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Final Transcript
Aug. 22. 2007 / 4:30PM ET, ANF — Q2 2007 Abercrombie & Fitch Co. Earnings Conference Call
Next we’ll go to Janet Kloppenburg with JJK Research.

Janet Kloppenburg - JJK Research — Analyst
Hi, guys.

Mike Kramer - Abercrombie & Fitch Co. — SVP, CFO
Hi, Janet.

Janet Kloppenburg - JJK Research — Analyst
Congratulations on a very good quarter.

Mike Kramer - Abercrombie & Fitch Co. — SVP, CFO
Thank you.

Janet Kloppenburg - JJK Research — Analyst
Mike Kramer, I was wondering if you can talk a little bit about the spend on the new Concept 5, and whether or not you thought that that concept, I think it is coming out to about $0.06 a share, and whether she we should think of that as a hurt to your outlook or was there something in last year’s numbers that was an investment spend as well that you don’t have this year? And with respect to the IT spend, I was just wondering, are we seeing results in the operating margin now or are we — is the investment still out weighing the incremental benefit that we should look forward to in the future, and lastly, if you could give us a back-to-school outlook. Thanks.

Mike Kramer - Abercrombie & Fitch Co. — SVP, CFO
With regard to the impact of Concept 5, we indicated to you the spending that was going on in terms of dollar amount, and comparing that to the previous year, keep in mind there was continued investment in RUEHL. We actually quantified to you the loss with regards to RUEHL, last year i said it would be better this year. That’s the beauty about our cost structure and our ability to invest in future initiatives, and we’re not investing in them all at once, and as we’re seeing improvement in our investment in terms of RUEHL, we’re able to afford continued investment in other areas without negatively impacting our business. On a side note, we are investing more in Concept 5 than we did in RUEHL from on up front stage, but hopefully that will secure quicker success.
From an IT spend, you know, we are seeing small results as I said. We anticipate bigger and better results. From an investment — I think the the investment today still is out weighing, but we in the near six to nine months I anticipate seeing more results. In terms of back-to-school, we’re pretty clear about not talking about that. Our thoughts with regards to back-to-school are embedded in our guidance, and you saw a little bit of the beginning of back-to-school in our July sales results.

Operator
We’ll next go to Josh Schwartz with Flatbush Watermill.

Josh Schwartz - Flatbush Watermill — Analyst
Hi, guys, how are you?

Mike Kramer - Abercrombie & Fitch Co. — SVP, CFO

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Final Transcript
Aug. 22. 2007 / 4:30PM ET, ANF — Q2 2007 Abercrombie & Fitch Co. Earnings Conference Call
Great.

Josh Schwartz - Flatbush Watermill — Analyst
Good. I just had two questions. Mike Kramer, just to clarify, when you guys first started, you embarked on all of these investments in IT, your comment was that the objective was to leverage, get leverage from four to five billion in sales not 3 to 4. I am curious if I think in answering that last question you alluded to wanting to see some incremental benefit, six to nine months out, so that may be the case, but you made a comment about 6 to $7 billion in sales, so I was confused if there was a different thought today. The other thing is going forward, there has been a lot of spend on CapEx not related to store, in new stores, and I am curious what you think that it is going to be like going forward, if there will be fall off in the nonstore CapEx. Thanks.

Mike Kramer - Abercrombie & Fitch Co. — SVP, CFO
With regards to our investment in IT, and the productivity or the enhancements that it is providing for us, maybe it was misinterpreted, but I think we’re saying the same thing. I anticipate actually reaping some reward on these investments as they start to stagger into play. Now, keep many mind that the majority of the investments as well as some of the bigger pieces of investments do not really — are not really implemented until 2008, 2009 time frame, so from 4 to $6 billion I anticipate traction in that arena, and I anticipate full traction from the $6 billion on. Again, there is going to be continued investment as well as we grow our business.
Josh, you asked about CapEx not related to stores. I will throw in stores for a second, but as you think about us going forward with CapEx investment, as you understand, there always will be that core CapEx investment in new stores. This year was $220 million. Next year you probably think about it in the same context. Again, the wild card is flagships, and international development. We will still be refreshing stores. We have done some catch up over the last year or so, so the level of investment from the refresh standpoint is likely to not be as much, but on the home office side in terms of IT and core home office development, just to give you some color, I think that the investment there will be probably pretty similar to what we’ve been spending over the last year or so, so again we’ll be providing pretty detailed CapEx investment expectations when we get around to the fourth quarter conference call, but maybe that gives you a little bit of color thinking about it going forward.

Operator
That is all the time we do have for questions today. That does conclude today’s conference call. You may now disconnect your lines at any time.
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